Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE BYLAWS OF

NEUMEDIA, INC.

The undersigned, being the Secretary of NeuMedia, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the Bylaws of the Corporation were amended by the Board of Directors of the Corporation by unanimous written consent dated February 2, 2012, to reflect the name change of the Corporation from NeuMedia, Inc. to Mandalay Digital Group, Inc.

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IN WITNESS WHEREOF, the undersigned has hereunto subscribed his/her name the 6th day of February 2012.

/s/ David Mandell

David Mandell, Secretary